UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 1, 2009

JONES APPAREL GROUP, INC.
(Exact Name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-10746 (Commission File Number)	06-0935166 (IRS Employer Identification No.)
1411 Broadway New York, New York 10018 (Address of principal executive offices)
(212) 642-3860 (Registrant's telephone number, including area code)
Not Applicable Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

On April 1, 2009, Jones Apparel Group, Inc. (the "Company") announced that it, Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Footwear Corporation and Jones Retail Corporation have commenced a cash tender offer to purchase any and all of their outstanding 4.250% Senior Notes due 2009 (the "2009 Notes") as well as a consent solicitation with respect to the 2009 Notes, their 5.125% Senior Notes due 2014 (the "2014 Notes") and their 6.125% Senior Notes due 2034 (together, with the 2009 Notes and the 2014 Notes, the "Notes") to amend the indenture governing the Notes (the "Indenture"). The tender offer and the consent solicitation are being conducted in connection with the Company's execution of a new senior secured credit facility, as described below. The purpose of the consent solicitation is to receive the necessary consents from the holders of the Notes for proposed amendments to the Indenture to provide for a carveout to the lien covenant for liens incurred in connection with the new senior secured credit facility. The tender offer is scheduled to expire at 11:59 p.m., New York City time, on April 29, 2009. The consent solicitation is scheduled to expire at 11:59 p.m., New York City time, on April 15, 2009, unless extended or earlier terminated by the Issuers. The Company is offering holders who tender their 2009 Notes consideration equal to $980 per $1,000 principal amount of such 2009 Notes validly tendered and is offering holders who deliver consents to the proposed amendments a consent fee equal to $20 per $1,000 principal amount of Notes with respect to which holders validly deliver consents.

The completion of the tender offer and the consent solicitation are not conditions to the execution and effectiveness of the new senior secured credit facility although the amount of debt that will be able to be secured under the new senior secured credit facility will be limited if the proposed amendments to the Indenture are not effective. However, the tender offer and the consent solicitation are conditioned upon, among other things, the receipt of the consent of at least a majority in principal amount of the Notes outstanding and the execution, effectiveness and availability of the new senior secured credit facility.

The new senior secured credit facility will provide for borrowings of up to an aggregate principal amount of $650 million, subject to a borrowing base calculation, with portions available for swingline loans and letters of credit. The new senior secured credit facility will mature, and the commitments thereunder will terminate, on the third anniversary of the effective date. Borrowings under the new senior secured credit facility will be secured by a first-priority security interest in all of the personal property of the borrowers and their subsidiaries. Loans under the new senior secured credit facility will initially bear interest at the base rate plus 3.5% or the Eurocurrency rate plus 4.5%. The borrowers will also pay certain fees including (i) a commitment fee of 1.00% per annum on undrawn commitments (subject to stepdowns), (ii) a standby letter of credit fee of 4.5% per annum and a commercial letter of credit fee of 2.25% per annum, on the daily maximum amount to be drawn under all letters of credit and (iii) customary administrative fees. After two quarters, margins and fees will be subject to performance adjustments.

The new senior credit facility will also be subject to customary covenants, events of default and mandatory prepayment provisions.

The Company issued a press release on April 1, 2009 announcing the commencement of the tender offer and consent solicitation, which is attached hereto as Exhibit 99.1 and furnished herewith.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of the Registrant dated April 1, 2009.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES APPAREL GROUP, INC. (Registrant) By: /s/ John T. McClain John T. McClain Chief Financial Officer

 Date: April 1, 2009

Exhibit Index

Exhibit No.	Description
99.1	Press Release of the Registrant dated April 1, 2009.

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